Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to the Registration Statements (Form F-3 No. 333-254137 and No. 333-254137-01) and related Prospectus of Shell plc and Shell International Finance B.V. for the registration of debt securities, warrants, and Ordinary Shares and to the incorporation by reference therein of our reports dated March 9, 2022, with respect to the financial statements of the Royal Dutch Shell Dividend Access Trust and the effectiveness of internal control over financial reporting of the Royal Dutch Shell Dividend Access Trust included in Shell plc’s Annual Report on Form 20-F for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP
London, United Kingdom

April 29, 2022